UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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                            MDU Resources Group, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                            MDU Resources Group, Inc.

                   Long-Term Performance-Based Incentive Plan
                    Talking Points for Calls to Stockholders
                    ----------------------------------------

At the Annual Meeting of Stockholders scheduled for Tuesday, April 25, 2006, the Board of Directors of MDU is asking stockholders to approve amendments to the 1997 Executive Long-Term Incentive Plan to (i) change the name of the plan to the "Long-Term Performance-Based Incentive Plan", (ii) extend the term of the plan until such time as all shares subject to the plan have been issued according to the terms of the plan, (iii) add minimum vesting requirements for full value awards (i.e., awards other than stock options or stock appreciation rights) and (iv) make other non-material changes.

These talking points are being provided to MDU management on March 31, 2006 for use in soliciting stockholders for proxies to vote in favor of the Board's proposal.

Purpose and Background
----------------------

o Glass Lewis & Co., a leading investment research and proxy advisory firm serving institutional investors, evaluated the proposal to amend the plan, including the plan's cost, and recommended that its clients vote "for" the amended plan.

o Glass Lewis evaluated the amended plan in light of several metrics and found:

     o That the likely annual cost of the amended plan is within one standard deviation of the average cost of similar programs for all financial metrics tested.

     o That the percentage of the plan's cost to the Company's enterprise value is within one standard deviation of the average of the same metric for the Company's peers and that the plan is less expensive than the plans at more than half the peer group companies.

     o That the likely future grants under the plan per employee are within one standard deviation of the industry average.

o PROXY Governance, Inc., an independent proxy advisory and voting firm, also analyzed the amended plan and recommended that its clients vote "for" the proposal. It concluded that the Company's executive compensation appeared reasonable compared to peers and given the Company's relative financial performance. It supported the amended plan as part of the Company's overall compensation structure, which it found to be reasonable and clearly disclosed.

o Institutional Shareholder Services (ISS), another proxy advisory firm, has recommended that its clients vote "against" the amended plan, primarily based on its calculation that the cost of the amended plan exceeds the Company's allowable cap under ISS's proprietary model.

     o    ISS calculated the plan's "cost" using a Shareholder Value Transfer
          (SVT) metric to be 5.74% of market value, which exceeds the Company's allowable cap of 5.0%.

o The Company disagrees with ISS's recommendation and urges stockholders to vote "for" the amended plan.

Key Points
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o    The plan has been in existence since 1997. The amendments only eliminate the 2007 termination date, change the plan's name and add minimum vesting requirements for full value awards. The amendments do not add additional shares to the existing plan.

o The Company reduced the authorized shares for the plan by 2 million shares in 2005. Stockholders voted on the plan at the 2005 Annual Meeting for purposes of Section 162(m) of the Internal Revenue Code, and ISS recommended that its clients vote "for" the plan at the 2005 Annual Meeting.

o The plan's dollar cost of 5.74% as calculated by ISS (SVT) is only slightly greater than the allowable cap of 5.0% (with an even smaller difference as compared with the 2004 cap of 5.25%).

o In basing its recommendation mainly on the numerical cost calculation, ISS failed, the Company believes, to consider or give adequate weight to the following:

     o ISS did a three-year "burn rate" analysis to measure how rapidly the Company uses the shares reserved for its equity compensation plans. The Company's three year burn rate average was 0.12%, well below ISS's referenced Industry Burn Rate Cap of 1.56%.

     o The Company's stock returns have significantly outperformed ISS's index comparison as well as the proxy peer group and the S&P 500 (see page 33 of the proxy statement). The Company's average stock performance as compared with the Russell 3000 index for corresponding periods (as of 12/31/2005):

                            1 Year         3 Year             5 Year
                            ------         ------             ------
          MDU Resources     25.69%         27.35%             11.89%
          Russell 3000       4.28%          13.90             -0.07%

          As indicated in the proxy statement (page 32), the Company paid its named executive officers significantly less than its peers (approximately $1.6 million per point of stockholder return) for comparable returns over the five year period 2000-2004.

     o Of the 9,253,227 total shares available under the Company's plans (as of 12/31/2005), 2,195,875 shares (approximately 24%) are attributable to employee plans and may not be used for executives or directors.

Summary and Recommendation
--------------------------

o The purpose of the plan is to promote the success and enhance the value of the Company by linking the personal interests of officers and key employees to those of the Company's stockholders and customers. The plan is vital to the Company's ability to motivate, attract and retain highly qualified individuals to serve as officers and key employees.

o MDU believes that the plan has and will continue to provide for the proper incentives to key employees to achieve financial results that create superior stockholder value. The stockholders of MDU Resources have benefited significantly in both absolute terms as well as in comparison to other peer companies.

o Based on all of the foregoing, MDU recommends that you vote For amending MDU's Long-Term Performance-Based Incentive Plan.